EXHIBIT 99.3

Trian Acquisition I Corp. Completes Initial Public Offering

New York, January 29, 2008 – Trian Acquisition I Corp. (AMEX: TUX.U) (“Trian Acquisition” or the “Company”) today announced it has completed its initial public offering of 92,000,000 units (including 12,000,000 units purchased pursuant to the underwriters’ over-allotment option). Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $920,000,000 to the Company.

Trian Acquisition also said that its sponsor, Trian Acquisition I, LLC, purchased 10,000,000 warrants at a price of $1.00 per warrant ($10,000,000 in the aggregate) in a private placement that occurred immediately prior to the consummation of this offering. Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $905,608,000 (or approximately $9.84 per unit sold in the initial public offering) was placed in trust. An audited balance sheet of the Company as of January 29, 2008, reflecting receipt of the proceeds by the Company in connection with the consummation of the initial public offering and private sale of warrants, will be issued by the Company and will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The units initially are the only security trading. The common stock and warrants comprising the units will begin separate trading as soon as practicable following the filing of the January 29, 2008 audited balance sheet with the SEC and the issuance by the Company of a press release announcing when such separate trading will begin.

Deutsche Bank Securities Inc. and Merrill Lynch & Co. served as joint bookrunning managers of the offering, and Maxim Group LLC served as co-manager. Information about this offering is available in the prospectus filed with the SEC. Copies of the prospectus are available from Deutsche Bank Securities Inc., Attn: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311 (email request: prospectusrequest@list.db.com, or toll-free telephone number: 1-800-503-4611), and Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080 (telephone number: 1-212-449-1000).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trian Acquisition I Corp.

Trian Acquisition I Corp. is a newly organized blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more domestic or international operating businesses or assets. The Company’s efforts in identifying prospective target businesses are not limited to a particular industry or group of industries.

CONTACT:
Anne A. Tarbell
(212) 451-3030
atarbell@trianpartners.com